Exhibit 10.1

EXCLUSIVE SALES LISTING AGREEMENT CBRE, INC. BROKERAGE AND MANAGEMENT LICENSED REAL ESTATE BROKER

1.              In consideration of the listing for sale of the real properties hereinafter described (the “Property”) by CBRE, Inc. (“Broker”), and Broker’s agreement to use commercially reasonable efforts to effect a sale of same, the undersigned (“Owner”) hereby grants to Broker the exclusive right to list for sale the Property for a period commencing February 1, 2013, and ending midnight July 31, 2013, (the “Term”), at a sales price of five million seven hundred fifty thousand dollars ($5,750,000.00) or terms acceptable to Owner.

The Property is situated in the City of Sandy Springs, County of Fulton, State of Georgia, and is located at and is further described as 450 Northridge Parkway, Atlanta, GA 30350.  References herein to the Property shall be understood to include portions of the Property.

2.              Owner agrees to pay Broker a commission in accordance with Broker’s Schedule of Sale Commissions (the “Schedule”), a copy of which is executed by Owner, attached hereto and hereby made a part hereof.  This commission shall be earned for services rendered, if, during the Term the Property is sold to a purchaser procured by Broker, Owner, or anyone else.

3.              As used in this Agreement the term “sale” shall include an exchange of the Property, and also the granting of an option to purchase the Property.  Owner agrees that in the event such an option is granted, Owner shall pay Broker a sales commission in accordance with the Schedule on the price paid for the option and for any extensions thereof.  This commission shall be paid upon receipt by Owner of any such payment(s). In the event such an option is exercised, whether during the Term or thereafter, Owner shall also pay Broker a sales commission on the gross sales price of the Property, in accordance with the Schedule. Notwithstanding the foregoing, to the extent that all or part of the price paid for the option or any extension thereof is applied to the sales price of the Property, then any commission previously paid by Owner to Broker on account of such option payment(s) shall be credited against the commission payable to Broker on account of the exercise of the option.

4.              Owner further agrees that Owner shall pay Broker a commission in accordance with the Schedule, if, within one hundred twenty (120) calendar days after the expiration or termination of the Term, the Property is sold to, or Owner enters into a contract of sale of the Property with, or negotiations continue, resume or commence and thereafter continue leading to a sale of the Property to any person or entity (including his/her/its successors, assigns or affiliates) with whom Broker has negotiated (either directly or through another broker or agent) or to whom the Property has been submitted and who have physically inspected the Property or who have submitted a written offer prior to the expiration or termination of the Term. Broker is authorized to continue negotiations with such persons or entities.  Broker agrees to submit a list of such persons or entities to Owner no later than fifteen (15) calendar days following the expiration or termination of the Term.

5.              Commissions shall be payable hereunder when earned at closing.

6.              Unless otherwise provided herein, the terms of sale shall be, at the option of the purchaser, either cash or cash to any existing loan. Any offer may contain normal and customary contingencies such as those relating to the condition of the Property, title report, and timing of closing.

7.              Owner agrees to cooperate with Broker in bringing about a sale of the Property and to refer immediately to Broker all inquiries of anyone interested in the Property.  All negotiations are to be through Broker. Broker is authorized to accept a deposit from any prospective purchaser and to handle it in accordance with the instructions of the parties unless contrary to applicable law.  Broker is exclusively authorized to advertise the Property.  Owner and its counsel will be responsible for determining the legal sufficiency of any purchase and sale agreement and other documents relating to any transaction contemplated by this Agreement.

8.              Owner agrees to disclose to Broker and to prospective purchasers any and all information which Owner has regarding present and future zoning and environmental matters affecting the Property and regarding the condition of the Property, including, but not limited to structural, mechanical and soils conditions, the presence and location of asbestos, mold, PCB transformers, other toxic, hazardous or contaminated substances, and underground storage tanks in, on, or about the Property. Broker is authorized to disclose any such information to prospective purchasers.

9.              Owner represents that it is the owner of the Property and that, except as may be set forth in an addendum attached hereto, no person or entity who has an ownership interest in the Property is a foreign person as defined in the Foreign Investment in Real Property Tax Act (commonly known as “FIRPTA”).

10.       Owner and Broker appoint the individual(s) listed below as the legal agent(s) of Owner (individually or collectively referred to as “Designated Agents”), to the exclusion of all other licensees of Broker.  All other licensees of Broker, other than the Designated Agents, shall hereinafter be referred to as the “Non-Designated Agents.”  Owner acknowledges that Broker is a national brokerage firm and that, in some instances, Broker may represent prospective purchasers.  Owner desires that the Property be presented to such prospective purchasers, and acknowledges that the representation of prospective purchasers by Non-Designated Agents shall not result in a dual agency.  In the event that the Designated Agents have any potential conflict of interest (such as Designated Agents acting for a potential purchaser), then Broker shall disclose such conflict to Owner as soon as practicable after such conflict is discovered, and obtain Owner’s written consent to such dual agency.  Broker shall not disclose the confidential information of one principal to another, and Broker may accept a fee from each principal for its services.  Owner and Broker agree that all Non-Designated Agents shall be considered “Cooperating Brokers” for purposes of this Agreement.

Designated Agent(s): Charles Beard, GA R.E. Lic.302245, Tony Swann, GA R.E. Lic.141121

11.       Broker will keep confidential all information received by Designated Agent(s) during the course of the engagement and which is made confidential by an express request or instruction from Owner, unless Owner permits such disclosure by subsequent word or conduct, or such disclosure is required by law.  However, disclosures between Designated Agent(s) and any affiliated licensees assisting Designated Agent(s) in representing Owner are not in breach of this duty of confidentiality.

12.       In the event of any dispute between Owner and Broker relating to this Agreement, the Property or Owner or Broker’s performance hereunder, Owner and Broker agree that such dispute shall be resolved by means of binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction. Depositions may be taken and other discovery obtained during such arbitration proceedings to the same extent as authorized in civil judicial proceedings in the State of Georgia.  The arbitrator(s) shall be limited to awarding compensatory damages and shall have no authority to award punitive, exemplary or similar type damages. The prevailing party in the arbitration proceeding shall be entitled to recover its expenses, including the costs of the arbitration proceeding, and reasonable attorneys’ fees from the non-prevailing party.

13.       Each signatory to this Agreement represents and warrants that (s)he has full authority to sign this Agreement on behalf of the party for whom (s)he signs and that this Agreement binds such party.

14.       This Agreement, the Schedule, and any exhibits to this Agreement or the Schedule, constitute the entire agreement between Owner and Broker and supersedes all prior discussions, negotiations and agreements, whether oral or written. Owner and Broker each represent and warrant to the other that in entering into this Agreement, they are not relying upon any discussions, representations, understandings or agreements, other than the matters specifically stated herein. No amendment, alteration, cancellation or withdrawal of this Agreement shall be valid or binding unless made in writing and signed by both Owner and Broker. This Agreement shall be binding upon, and shall benefit, the heirs, successors, and assignees of the parties. In the event any clause, provision, paragraph or term of this Agreement shall be deemed to be unenforceable or void based on any controlling state or federal law, the remaining provisions hereof, and each part, shall remain unaffected and shall continue in full force and effect.

15.       The parties hereto agree to comply with all applicable federal, state and local laws, regulations, codes, ordinances and administrative orders having jurisdiction over the parties, Property or the subject matter of this Agreement, including, but not limited to, the 1964 Civil Rights Act and all amendments thereto, the Foreign Investment In Real Property Tax Act, the Comprehensive Environmental Response Compensation and Liability Act, and The Americans With Disabilities Act.  Owner and Broker agree that the Property will be offered in compliance with all applicable anti-discrimination laws.

16.       This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Georgia, without regard to conflict of law principles.

17.       Broker agrees to comply with Georgia’s Brokerage Relationships in Real Estate Transactions Act (BRRETA), O.C.G.A. § 10-6A-1, et seq.

The undersigned Owner hereby acknowledges receipt of a copy of this Agreement.

Accepted :

CBRE, Inc.		Owner:
GA Real Estate License No. 7800		Roberts Properties Residential, L.P.

By:	/s/ David Lanier	By:	/s/ Charles S. Roberts

Name: David Lanier		Name: Charles S. Roberts

Title: Senior Managing Director		Title: Chief Executive Officer

Address:	3280 Peachtree Rd NE, Suite 1400	Address:	450 Northridge Parkway, Suite 302

	Atlanta, GA 30305		Atlanta, GA 30350

Telephone:	404.504.7900	Telephone:	770.394.6000

Date:	January 31, 2013	Date:	January 30, 2013

Designated Agents’ Name(s) and License Number(s):

Charles Beard 302245

Tony Swann 141121

CONSULT YOUR ADVISORS — This document has legal consequences.  No representation or recommendation is made by Broker as to the legal or tax consequences of this Agreement or the transaction(s) which it contemplates.  These are questions for your attorney and financial advisors.

Exhibit A

AGENCY RELATIONSHIPS POLICY

Effective January 1, 1994, Georgia adopted the Brokerage Relationships in Real Estate Transaction Act (“BRRETA”), O.C.G.A. § 10-6A-1 et seq., which requires each licensed broker to develop and enforce a brokerage relationships policy, to provide a copy of that policy to all prospective clients and to make certain disclosures to each prospective client before entering into a brokerage engagement relationship. For purposes of BRRETA, a “client” is defined as a person who has entered into a brokerage engagement with a real estate broker and a “customer” is defined as a person who has not entered into a brokerage engagement with a real estate broker, but for whom such broker may perform ministerial acts in a real estate transaction. A “brokerage engagement” means an express written or oral contract wherein a client promises to pay the real estate broker valuable consideration or agrees that a real estate broker may receive valuable consideration from another in consideration of the broker producing a seller, buyer, tenant, or landlord ready, willing and able to sell, buy or rent real property or an interest therein.

BROKERAGE POLICY

CBRE, Inc. and its affiliated licensees represent (1) sellers, landlords, buyers and tenants and (2) both sellers and buyers and landlords and tenants under disclosed dual agency for intra-company real estate transactions (for purposes of this Policy, reference to “landlord” or “tenant” includes “sublandlord” and “subtenant”, if applicable). In addition, in a specific disclosed transaction, CBRE, Inc. and its affiliated licensees may act as a transactional broker for and perform ministerial acts [i.e., acts which do not involve the exercise of its discretion or judgment pursuant to BRRETA § 10-6A-3 (a) (11)] for both seller/landlord and buyer/tenant, without creating an agency relationship with either party.

CBRE, Inc. is a full-service national brokerage firm and in some instances CBRE, Inc., through one or more of its affiliated licensees, may represent both the seller and buyer or the landlord and tenant in a specific transaction. Such dual agency is permitted under Georgia law if both clients consent. As a result, CBRE, Inc. shall provide to each prospective client a dual agency disclosure and consent agreement/letter in order to obtain each client’s written consent to the transaction in which it is acting as a dual agent and make such other disclosures as are required by BRRETA § 10-6A-12. In dual agency transactions, CBRE, Inc. may, but is not obligated to, assign one of its affiliated licensees to each client in the transaction.

OTHER BROKERAGE RELATIONSHIPS

Prospective client acknowledges that CBRE, Inc. is a national full-service brokerage firm and that CBRE, Inc. represents a variety of other clients under existing or subsequent brokerage relationships with respect to the sale, purchase or lease of their real property or acquisition or lease of specific real property. At times, another client may wish to purchase or lease property that a prospective client offers for sale or lease. Alternatively, a prospective client may wish to purchase or lease property that another CBRE, Inc. client offers for sale or lease. At times, another client may wish to buy or lease the same property that a prospective client wishes to buy or lease, or another client may offer for sale or lease property similar to the property that a prospective client offers for sale or lease. CBRE, Inc. will not disclose the confidential information of one of its clients to any other of its clients or customers, except to the extent required by applicable law.

Under Georgia law, when a seller or landlord is a client, CBRE, Inc. and its affiliated licensees may still show alternative properties not owned by the client to prospective buyers or prospective tenants. In addition, when a buyer or tenant is a client, CBRE, Inc. and its affiliated licensees may still show properties in which the buyer or tenant is interested to other prospective buyers or prospective tenants.

COMMISSION ARRANGEMENTS

CBRE, Inc.’s compensation in representing a seller or landlord or when acting as a dual agent in a particular transaction will generally be paid by such sellers or landlords, pursuant to an agency listing agreement or commission agreement. Where CBRE, Inc. represents buyers or tenants, CBRE, Inc.’s compensation for services rendered to such buyers or tenants will generally be paid by the applicable seller or landlord or its agent, unless specifically agreed to the contrary in writing between CBRE, Inc. and the buyer or tenant. CBRE, Inc. will advise its clients of its compensation payable in connection with a specific transaction and further will advise and obtain the consent of all parties in the event of compensation from more than one party to a specific transaction.

Generally, CBRE, Inc. will cooperate with other licensed brokers who are authorized in writing to represent another party in a transaction; however, CBRE, Inc. will not recognize such cooperating brokers as subagents of CBRE, Inc.’s clients, unless specifically agreed to in writing with its clients and such cooperating brokers. CBRE, Inc.’s compensation to and sharing of commissions with cooperating brokers will be set forth in the applicable agency listing agreement or other commission agreement with its clients, who are responsible for compensating CBRE, Inc.

DISCLOSURE STATEMENT AND OTHER INFORMATION AND NOTICES

CBRE, Inc., through one or more of its affiliated licensees, shall provide a disclosure statement to all parties to a specific transaction prior to execution of a purchase and sale contract, lease/sublease or other documents regarding a transaction involving real property. The disclosure statement will provide disclosures as to whom CBRE, Inc. represents and from whom CBRE, Inc. shall receive compensation in any specific transaction. In addition, CBRE, Inc. provides to each party to any specific transaction, whether client or customer, additional information and notices which appear on the reverse side of the Disclosure Statement.

SCHEDULE OF SALE AND LEASE COMMISSIONS
CBRE, INC. BROKERAGE AND MANAGEMENT

FOR PROPERTY AT 450 Northridge Parkway, Atlanta, GA 30350

A.            SALES:

As to sales of improved real property, Broker’s commission shall be four percent (4%) of the gross sales price. In the event a purchaser is represented by a Cooperating Broker, the commission shall be increased to five percent (5%) of the gross sales price.

Gross sales price shall include any and all consideration received or receivable and commission will be payable upon closing.

BROKER:		OWNER:

CBRE, Inc.		Robert Properties Residential, L.P.
GA Real Estate License No. 7800

By:	/s/ David Lanier	By:	/s/ Charles S. Roberts

Name: David Lanier		Name: Charles S. Roberts

Title: Senior Managing Director		Title: Chief Executive Officer

Address:	3280 Peachtree Rd NE, Suite 1400	Address:	450 Northridge Parkway, Suite 302

	Atlanta, GA 30305		Atlanta, GA 30350

Telephone:	404.504.7900	Telephone:	770.394.6000

Date:	January 31, 2013	Date:	January 30, 2013

Designated Agents’ Name(s) and License Number(s):

Charles Beard 302245

Tony Swann 141121

ADDENDUM TO EXCLUSIVE SALES LISTING AGREEMENT

This Addendum to the Exclusive Sales Listing Agreement between Roberts Properties Residential, L.P.  (“Owner”) and CBRE, Inc. (“Broker”).

Property:  450 Northridge Parkway, Atlanta, GA 30350

1.             To the extent that any of the terms of the Listing Agreement conflict with the terms of this Addendum, then the terms of this Addendum shall control and supersede any such conflicting terms.

2.             The Broker shall produce in a timely manner marketing materials in like kind and quality as the listing presentation materials. Specifically, the Broker will produce a 4-page marketing brochure to be utilized for canvassing and electronic campaigns. Broker will also produce a detailed Offering Memorandum which will include financial information and will be made available to prospective purchaser upon the execution of a confidentiality agreement.  We expect to complete the 4-page marketing brochure by Monday, February 4th  and complete the Offering Memorandum by Monday, February 11th (subject to a timely receipt of due diligence materials).

3.             Broker understands that Owner intends to modify the existing secondary entry located on the east side of the Property and such modifications include, but are not limited to, alterations to the existing asphalt, curb, gutter, landscaping, dumpster enclosure and utilities, as well as shifting the property line.  Broker understands that the proposed apartment community adjacent to the Property will own the entry drive and will grant a non-exclusive access easement to the future owner of the office building.

4.             Unless otherwise approved by Owner in writing, Broker will not install a marketing sign on the Property.

The undersigned Owner hereby acknowledges receipt of a copy of the Listing Agreement and this Addendum.

BROKER:		OWNER:

CBRE, Inc.		Roberts Properties Residential, L.P.
Georgia Real Estate License No. 7800

By:	/s/ David Lanier	By:	/s/ Charles S. Roberts

Name: David Lanier		Name: Charles S. Roberts

Title: Senior Managing Director		Title: Chief Executive Officer

Address:	3280 Peachtree Road, NE, Suite 1400	Address:	450 Northridge Parkway, Suite 302

	Atlanta, GA 30305		Atlanta, GA 30350

Telephone:	404.504.7900	Telephone:	770.394.6000

Date:	January 31, 2013	Date:	January 30, 2013

Designated Agents’ Name(s) and License Number(s):

Tony Swann  141121

Charles Beard 302245